Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBranche & Co Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-76928 and 333-73212) on Form S-3 and in the registration statements (No. 333-44464, 333-57090 and 333- 102607) on Form S-8 of LaBranche & Co Inc. of our report dated March 17, 2008, with respect to the consolidated statement of financial condition of LaBranche & Co Inc. as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows, for each of the years in the two-year period ended December 31, 2007, and the related financial statement schedule as of December 31, 2007 and for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 10-K of LaBranche & Co Inc.

/s/ KPMG LLP

New York, New York

March 16, 2009